Exhibit 97.1
ASSETMARK FINANCIAL HOLDINGS, INC.

Clawback Policy
Adopted September 28, 2023
Introduction
The Board of Directors (the “Board”) of AssetMark Financial Holdings, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy (this “Policy”) which provides for the recoupment of certain executive compensation in the event of certain accounting restatements (as described below). This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the applicable rules or standards adopted by the U.S. Securities and Exchange Commission (the “SEC”) pursuant thereto, and the applicable rules or standards adopted by any national securities exchange on which the Company’s securities are listed.
Administration
This Policy will be administered by the Board or, if so designated by the Board, a committee thereof, in which case references herein to the Board will be deemed references to the committee. Any determinations made by the Board will be final and binding on all affected individuals.
Covered Executives
This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed (“Covered Executives”). Recoupment under this Policy only applies to Incentive-based Compensation (defined below) “received” (as defined below) by a Covered Executive (A) after the date on which Section 303A.14 of the NYSE Listed Company Manual becomes effective, (B) after commencing service as a Covered Executive and (C) while the Company had a class of securities publicly listed on a United States national securities exchange.
Recoupment Triggered by Accounting Restatement
In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws that is required in order to correct (i) an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive-based Compensation “received” by any Covered Executive during the three completed fiscal years immediately preceding the date on which an accounting restatement is required.

The date on which an accounting restatement is required is the earlier of (i) the date the Company’s Board, a committee thereof, or the officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement.

Recoupment of Incentive-based Compensation pursuant to this Policy is made on a “no fault” basis, without regard to whether any misconduct occurred or any Covered Executive’s responsibility for the noncompliance that resulted in the accounting restatement, and is not dependent on if or when the restated financial statements are filed.
In connection with an accounting restatement, the amount to be recovered will be the excess of the Incentive-based Compensation “received” by the Covered Executive over the Incentive-based Compensation that would have been “received” by the Covered Executive had it been based on the restated results, determined without regard to taxes paid, all as determined by the Board.
If the applicable financial reporting measure is stock price or total shareholder return (or any measure derived wholly or in part from either such measure) and the Board cannot determine the amount of excess Incentive-based Compensation “received” by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement, will maintain documentation of said determination and provide such documentation in accordance with applicable rules or standards adopted by the SEC and the listing standards of the national securities exchange on which the Company’s securities are listed.
Incentive-based Compensation Defined
For purposes of this Policy, “Incentive-based Compensation” means any compensation, including, but is not limited to, any of the following, provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

• Annual bonuses and other short- and long-term cash incentives;
• Stock options;
• Stock appreciation rights;
• Restricted stock;
• Performance shares;
• Restricted stock units;
• Performance restricted stock units; and
• Other awards of equity or equity-like compensation provided by the Company.

Incentive-based Compensation is deemed “received” in the company’s fiscal period during which the financial reporting measure specified in the compensation award is attained, even if the payment or grant of the compensation occurs after the end of that period.

For purposes of this Policy, “financial reporting measures” means any (i) measure that is determined and presented in accordance with the accounting principles use in preparing the Company’s financial statements, (ii) stock price measure or (iii) total shareholder return measure (and any measures that are derived wholly or in part from any measure referenced in clause (i), (ii) or (iii) above), including, without limitation:

• Company stock price;
• Total stockholder return;
• Revenues;
• Net income;
• Earnings before interest, taxes, depreciation, and amortization (EBITDA) and adjusted EBITDA;
• Annual recurring revenue bookings, including growth in them;
• Funds from operations or free cash flow;
• Liquidity measures such as working capital or operating cash flow;
• Return measures such as return on invested capital or return on assets; and
• Profit margins and growth rates.

Earnings measures such as earnings per share. Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping Incentive-based Compensation hereunder which may include, without limitation:

(a) requiring reimbursement of cash Incentive-based Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards;
(e) taking any other remedial and recovery action permitted by law, as determined by the Board; or
(f) any combination of the foregoing, as determined by the Board.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after October 2, 2023, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy or any employment agreement, equity award agreement, or similar agreement, as well as any other legal remedies available to the Company.

No additional Payments

In no event shall the Company be required to award Covered Executives any additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

Impracticability

The Board will recover any excess Incentive-based Compensation in accordance with this Policy unless the Board’s committee of independent directors responsible for executive compensation decisions (or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that (i) the expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, provided that, before concluding that it would be impracticable to recover any amount the Company shall have first made a reasonable attempt to recover such compensation, document such reasonable attempt(s) and provide that documentation to the national securities exchange on which the Company’s securities are listed; or (ii) recoupment would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Sections 401(a)(13) or 4111(a) of the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder. Once one of the two conditions listed above is met, the Board may determine, in accordance with applicable rules or standards adopted by the SEC and the listing standards of the national securities exchange on which the Company’s securities are listed, that such recovery would be impracticable. If the Board determines that one of the two conditions above is met, the Company will comply with all applicable listing standards of the national securities exchange on which the Company’s securities are listed.

Successors

This Policy will be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

No Indemnification

The Company will not indemnify, directly or indirectly, any Covered Executives against the recoupment of any excess Incentive-based Compensation pursuant to this Policy, nor for their costs in disputing any recoupment.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy applies to Incentive-based Compensation that is approved, awarded or granted to Covered Executives on or after October 2, 2023.

Amendment

The Board may amend this Policy from time to time in its discretion and will amend this Policy as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. To the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Incentive-based Compensation in circumstances in addition to those specified herein, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover such compensation to the fullest extent required by such applicable law, stock market or exchange rules and regulations.
Review
The Board shall periodically, but no less than once per year, review and assess the adequacy of this Policy and make changes as appropriate.
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